IRREVOCABLE VOTING TRUST AGREEMENT



      This IRREVOCABLE VOTING TRUST AGREEMENT (this "Agreement") is made as of this 13th day of January, 1998 by and between Raytheon TI Systems, Inc., a Delaware corporation (the "Seller"), and State Street Bank & Trust Company, a Massachusetts trust company, and its successors in trust (the "Trustee").

      WHEREAS, Seller is subject to a Final Judgment filed in the US District Court for the district of Columbia on July 2, 1997 in connection with the matter of United States of America v. Raytheon Company, et al., Civil Action No. 97515 (the "Final Judgment") related to the sale of the MMIC Business (as defined in the Final Judgment) currently owned and operated by Seller in accordance with a Hold Separate and Partition Plan entered in the same case on July 2, 1997;

      WHEREAS, pursuant to and in accordance with the Final Judgment, Seller and TriQuint Semiconductor, Inc., a Delaware corporation (the "Buyer"), have entered into an Asset Purchase Agreement dated as of January 8, 1998 (the "Asset Purchase Agreement") providing for the sale of Seller's MMIC Business;

      WHEREAS, in connection with the Asset Purchase Agreement the Buyer will issue to the Seller as partial consideration for the MMIC Business shares of the Buyer's Common Stock, par value $.001 per share (the "Voting Stock");

      WHEREAS, in connection with the Final Order the Department of Justice has required that the Seller place all such shares of Voting Stock received from the Buyer into trust in order to divest itself of voting power with respect to the Voting Stock;

      WHEREAS, the Trustee has consented to act under this Agreement in the manner and for the purposes provided herein; and

      NOW, THEREFORE, in consideration of the covenants, promises and agreements herein which are mutually and severally made by, and to be kept, observed and performed by the parties hereto, it is hereby agreed as follows:

      1.  Transfer of Shares of Voting Stock to Trustee.

      1.1. The Seller hereby assigns and transfers (or, promptly upon receipt hereof, will promptly assign and transfer) to the Trustee the Voting Stock to be received by the Trustee pursuant to the Asset Purchase Agreement (at any time the Voting Stock then held by the Trustee hereunder, the "Shares").

      1.2. It is hereby expressly acknowledged and agreed by the parties to this Agreement that (i) the transfer of any and all shares of Voting Stock to

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the Trustee and the registration of such shares of Voting Stock in the name of the Trustee pursuant to this Section 1 are being effected solely for purposes of implementing this Agreement and (ii) the Trustee shall hold such shares of Voting Stock subject to all of the provisions of this Agreement.

              2. Withdrawal or Release of Shares of Voting Stock.

      2.1. No shares of Voting Stock shall be released or withdrawn from the trust established by this Agreement, or shall be sold, assigned or transferred, except as directed by the Seller in compliance with this Agreement.

      2.2. The Trustee agrees to cooperate with the Seller, and to enter into any agreement or execute any instruments required by the Seller, to effect any sale, assignment or transfer of the Shares, all at the expense of the Seller in accordance with Section 6. In the event that the Seller directs the Trustee to transfer any of the Shares to the Seller, the Trustee shall not do so unless it has received a written certification from an officer of the Seller certifying that such transfer to the Seller does not conflict with or violate the Final Order. No such certification shall be required for any transfer of Shares to a third party. The Seller shall indemnify the Trustee pursuant to Section 6 below for any losses, costs or expenses incurred by the Trustee in connection with or as a result of any act performed by the Trustee pursuant to this Section 2 at the request or direction of the Seller.

      2.3. In order to effect the withdrawal or release of any Shares from this Agreement pursuant to this Section 2, or any transfer of Shares pursuant to this Section 2, the Trustee shall promptly, upon written request by the Seller and receipt of a certificate of the Seller if required pursuant to Section 2.2 above, take all such steps as shall be reasonably required to (i) assign and transfer to the applicable transferee (or the Seller) the number of Shares which are to be withdrawn, released or transferred and (ii) either (A) cause a stock certificate or stock certificates representing such Shares to be issued in the name of such transferee (or the Seller) or (B) deliver or cause to be delivered to such transferee (or the Seller) the stock certificate or stock certificates representing such Shares, together with duly executed stock powers for the transfer of such Shares to such transferee (or the Seller).

      2.4. Upon the withdrawal, release or transfer of any Shares pursuant to this Section 2, the Trustee shall amend Schedule 1 hereof to reflect such withdrawal, release or transfer.

      2.5. The Trustee agrees not to effect any sale, assignment or transfer of any Shares, or any release or withdrawal of Shares, except for a sale, assignment or transfer, or a release or withdrawal, of Shares effected as provided above in this Section 2.

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                     3. Dividends; Proceeds upon Transfers
                           of Shares of Voting Stock.

      3.1. If the Buyer shall declare or pay a dividend on the Shares, whether in cash or other property (other than property described in Section 3.2), the Trustee shall pay or distribute such dividend to the Seller promptly upon receipt of such dividend by the Trustee.

      3.2. If the Buyer shall declare or pay a dividend on the Shares in voting capital stock (or securities convertible into or exchangeable for voting capital stock ), or shall otherwise distribute shares of voting capital stock (or securities convertible into or exchangeable for voting capital stock) on the Shares, the Trustee shall (i) receive and hold such shares of voting capital stock or other securities subject to the terms of this Agreement and
(ii) amend Schedule 1 to include such additional shares of voting capital stock, whereupon such additional shares of voting capital stock shall for all purposes constitute "Shares" hereunder.

      3.3. Upon any sale, assignment, conversion, redemption or other transfer of the Shares, whether pursuant to merger, sale of the Shares, recapitalization or reorganization involving the Shares, the Trustee will receive all securities, cash and other property deliverable in respect of or issuable upon such Shares, and will (i) distribute to the Seller all cash, securities and other property (other than voting capital stock and securities convertible into or exchangeable for voting capital stock), (ii) hold such voting capital stock and other securities in accordance with this Agreement, and (iii) amend
Schedule 1 to include such additional shares of voting capital stock and other securities, whereupon such additional shares of voting capital stock and other securities shall constitute "Shares" hereunder.

      3.4. With respect to any matter for which any vote or consent is requested from holders of Voting Stock, the Trustee agrees that it will vote the Shares as nearly as practicable in the same proportion as the Buyer's other holders of the applicable class of Voting Securities with respect to such matter. The Trustee may after the date hereof and after receipt of any additional Voting Stock in trust hereunder, at the expense of the Seller, grant an irrevocable proxy in respect of the Shares held in trust hereunder to an officer or other designee of the Buyer, but only if such proxy is consistent with the preceding sentence. Any irrevocable proxy entered into by the Trustee in accordance with this Section 3.4 shall terminate upon any sale, assignment or transfer of such Shares, and upon any release or withdrawal of such Shares from this Agreement.

                        4. Trustee: In General; Powers.

      4.1. The Trustee hereby accepts the trust hereunder, subject to all the terms, provisions and conditions set forth herein, and agrees that it will exercise the powers and perform the duties of a Trustee as set forth herein.
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      4.2. The Trustee shall have full power, at any time and from time to time, to cause certificates of shares of Voting Stock held by it as Trustee hereunder to be transferred on the books of the Buyer into its own name as Trustee hereunder; provided, however, that as holder of such shares of Voting Stock the Trustee shall assume no liability as stockholder, its interest hereunder being solely that of Trustee.

      4.3. The Trustee irrevocably shall, in person or by its nominee, in respect of any and all such Shares held by the Trustee under this Agreement, and subject to the terms hereof (including Section 3.4), possess and be entitled to exercise all stockholder rights, including the right to vote and to give any consent for every purpose as fully as any stockholder might do and to waive any stockholder's rights or privileges in respect thereof and to consent to any act of the Buyer, as though absolute owner of such Voting Stock, and Trustee shall, subject to the terms hereof (including Section 3.4), exercise all such rights in its absolute discretion. This irrevocable right to vote shall include, without being limited, the right to vote in favor of or against the dissolution, reorganization, merger, consolidation or recapitalization of the Buyer.

      4.4. The Trustee is hereby expressly authorized to do any and all acts which it deems reasonably necessary or advisable in connection with the carrying out of the terms, provisions and conditions of this Agreement.

                             5. Trustee: Procedure.

      5.1. The Trustee may vote or may act in person, by consent or by proxy.

      5.2. The Trustee may employ counsel and agents whose reasonable expenses and compensation shall be paid by the Trustee and shall be chargeable as a proper expense to the Seller, as provided in Section 6.2 hereof.

      5.3. The Trustee may resign as Trustee hereunder upon delivery to the Seller of a letter stating the intention of the Trustee to resign and stating the date (which shall be not less than ten days after the date of delivery of such letter) of the effectiveness of such resignation. A successor Trustee shall be named by the Seller on or prior to such tenth day.

              6. Trustee: Compensation, Expenses, Indemnification.

      6.1. The Trustee shall be entitled to compensation for services rendered or duties performed under this Agreement as provided in Schedule 2 hereto.

      6.2. (a) The Seller shall reimburse the Trustee upon request for all reasonable disbursements and expenses incurred or made by it in connection with the performance of its duties hereunder. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee's agents and counsel.


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           (b) The Seller shall indemnify the Trustee against any and all losses and liabilities incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement, including liabilities incurred by Trustee in connection with the enforcement of this Agreement against the Seller (including this Section
     6), and in connection with defending itself against any claim asserted by any third party. The Trustee shall notify the Seller promptly of any claim for which it may seek indemnity. Any failure or delay by the Trustee so to notify the Seller shall not relieve the Seller of its obligations hereunder, except to the extent the Seller is actually disadvantaged by such failure or delay. The Seller shall have the right to control any litigation arising out of any such claim (including the selection of counsel reasonably acceptable to the Trustee in respect thereof). The Trustee may engage one counsel of its choice to participate in any litigation arising out of any such claim (subject to the foregoing sentence), and the Seller will reimburse the Trustee for any reasonable costs of such counsel's participation.

           (c) The obligations of the Seller under this Section 6 shall survive the resignation or removal of the trustee and the satisfaction and discharge or termination of this Agreement.

           (d) Notwithstanding subparagraphs (a) or (b) above, the Seller need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee or the Trustee's agents or counsel through its or their own gross negligence or willful misconduct. The Trustee shall not be liable to any Seller for any act or failure to act under this Agreement, except for any such act or failure to act that constitutes willful misconduct or gross negligence.

      6.3. The Trustee shall not incur or be subject to any liability or responsibility as stockholder, trustee or otherwise by reason of any act, failure to act, error of judgment, error of law or other error under this Agreement, except for its own gross negligence or willful misconduct.

      6.4. The Trustee shall not be required to give any bond for the faithful performance and discharge of its duties hereunder.

                             7. Successor Trustees.

      7.1. In the event of the death, disability, resignation or refusal to act of the Trustee under the provisions of this Agreement, a successor Trustee shall be designated or appointed by the Seller.

      7.2. Any successor Trustee appointed or designated under the provisions of this Section 7 shall succeed to and have all of the rights, powers, privileges and duties of the Trustee named herein, with the same force and effect as though such successor Trustee had originally been a party to this Agreement.


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      7.3. Any corporation or association which succeeds to the corporate trust business of the Trustee as a whole or substantially as a whole, whether by sale, merger, consolidation or otherwise, shall thereby become vested with all the property, rights and powers of the Trustee under this Agreement, without any further act or conveyance.

                           8. Termination; Amendment.

      8.1. This Agreement and the trust established hereby, unless sooner terminated by law or in accordance with Section 8.2 hereof, shall terminate on December 31, 2008.

      8.2. This Agreement shall terminate prior to the date specified in
Section 8.1 upon the withdrawal or release of all Shares held by the Trustee under this Agreement pursuant to Section 2 hereof.

      8.3. This Agreement may be amended only by a written instrument signed by the Seller and the Trustee.

                           9. Successors and Assigns.

      All of the terms, provisions and conditions of this Agreement shall apply to, be binding upon and inure to the benefit of (i) the Trustee and any successor Trustee appointed or designated under the provisions of Section 7 hereof and (ii) the Seller and its successors or assigns.

                               10. Governing Law.

      The validity, enforceability and interpretation of any and all of the provisions of this Agreement issued hereunder shall be determined in accordance with and governed by the internal substantive laws of The Commonwealth of Massachusetts.

                                  11. Notices.

      Any offer, acceptance, notice of communication required or permitted to be given pursuant to this Agreement shall be in writing and unless otherwise provided shall be deemed to have been duly and sufficiently given for all purposes if delivered personally to the party or to an officer, trustee or other representative of the party to whom such notice shall be directed or if sent by first-class mail, postage prepaid, to such party's regular business address, or such other address as such party may designate by notice to the Trustee.

      If to the Trustee,

      State Street Bank & Trust Company
      Two International Place
      Fifth Floor
      Boston, MA  02110

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      Attention:  Ronald Chin
      Telephone:  (617) 664-5510
      Telecopy:  (617) 664-5365

      If to Seller:

      Raytheon TI Systems, Inc.
      c/o Raytheon Company
      141 Spring Street
      Lexington, MA  02173
      Attention:  Christoph L. Hoffmann
      Telephone:  (781) 860-2791
      Telecopy: (781) 860-2822


                                 12. Agreement.

      12.1.This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute but one and the same instrument. This Agreement shall become effective as of January 13, 1998.

      12.2.This Agreement contains the entire agreement and understanding of the parties with respect to the transactions contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement.

                               13. Separability.

      If any provision of this Agreement issued hereunder shall, in whole or in part, prove to be invalid for any reason, such invalidity shall affect only the portion of such provision which shall be invalid, and in all other respects this Agreement shall stand as if such invalid provision had not been made, and they shall fail to the extent, and only to the extent, of such invalid provision, and no other portion or provision of this Agreement shall be invalidated, impaired or affected thereby.



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      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered, as an instrument under seal, as of the date first above written.


                                  THE SELLER:

                                  RAYTHEON TI SYSTEMS, INC.


                                  By:/s/ Larry G. James
                                     -------------------------
                                     Name:  Larry G. James
                                     Title: Vice President and Controller


                                  THE TRUSTEE:

                                  STATE STREET BANK AND TRUST
                                  COMPANY



                                  By:/s/ Patrick E. Thebado
                                     -------------------------
                                     Name:   Patrick E. Thebado
                                     Title:  Assistant Vice President


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                                   Schedule 1

                                   The Shares


        Certificate No.                                No. of Shares
          FBU1817                                         844,613



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                                   Schedule 2

                                  Compensation

                                  See Attached